Exhibit 10.2

AMENDMENT TO THE

ON SEMICONDUCTOR CORPORATION

2000 STOCK INCENTIVE PLAN

ON Semiconductor Corporation (“Company”), formerly SCG Holding Corporation, previously approved and adopted the ON Semiconductor 2000 Stock Incentive Plan (“Plan”). The Plan has been amended from time to time and was recently amended and restated, effective May 19, 2004. By this instrument, the Company desires to further amend the Plan to help prevent inadvertent earnings charges under the revised Statement of Financial Accounting Standards No. 123 (“FAS 123R”), “Share-Based Payment” (“Amendment”).

1.	The provisions of this First Amendment shall be effective as of the date adopted by the Company’s Compensation Committee.

2.	Section 14(e) of the Plan is hereby amended to read as follows:

(e) OUTSTANDING AWARDS – OTHER CHANGES. In the event of any other change in the capitalization of the Company or corporate change other than those specifically referred to in Article 14, the Committee shall make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in the per share exercise price of each Award to prevent dilution or enlargement of rights.

3.	This Amendment shall amend only the provisions of the Plan as set forth herein. Those provisions of the Plan not expressly amended shall be considered in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative on this 16th day of May, 2007.

ON SEMICONDUCTOR CORPORATION

By:	/s/ G. SONNY CAVE
G. Sonny Cave,
Senior Vice President, General Counsel & Corporate Secretary